As filed with the Securities and Exchange Commission on November 14, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

SERVICENOW, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	20-2056195
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) ServiceNow, Inc. 4810 Eastgate Mall San Diego, California 92121 (858) 720-0477	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank Slootman President and Chief Executive Officer ServiceNow, Inc. 4810 Eastgate Mall San Diego, California 92121 (858) 720-0477

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Gordon K. Davidson, Esq. Robert A. Freedman, Esq. Dawn H. Belt, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Robert Specker, Esq. General Counsel ServiceNow, Inc. 4810 Eastgate Mall San Diego, California 92121 (858) 720-0477	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-184674

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,702,500	$28.00	$75,670,000	$ 10,322

(1)	Includes 352,500 additional shares that may be purchased pursuant to the option granted to the underwriters.
(2)	The Registrant is registering 2,702,500 shares pursuant to this Registration Statement, which shares are in addition to the 13,397,500 shares registered pursuant to the Form S-1 Registration Statement (Registration No. 333-184674).
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

ServiceNow, Inc., a Delaware corporation (the “Company”), is filing this registration statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) to register additional shares of its common stock, par value $0.001 per share, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement includes (i) the registration statement facing page, (ii) this page, (iii) the signature page, (iv) an exhibit index, (v) an opinion of Fenwick & West LLP, the Company’s law firm, regarding the legality of the securities being registered and a related consent and (vi) the consent of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

This registration statement relates to the Company’s registration statement on Form S-1, as amended (File No. 333-184674), initially filed by the Company on October 31, 2012 and declared effective by the Commission on November 14, 2012 (the “Registration Statement”). The Company is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by certain selling stockholders named in the Registration Statement by 2,702,500 shares, 352,500 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of common stock. The additional shares that are being registered according to this registration statement are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table included on the cover of the Registration Statement. Pursuant to Rule 462(b), the contents of the Registration Statement, including the exhibits and the powers of attorney thereto, are incorporated by reference into this registration statement.

The Company hereby (i) undertakes to pay the Commission the filing fee set forth on the cover page of this registration statement by a wire transfer of such amount as soon as practicable (but no later than the close of business on November 15, 2012), and (ii) certifies that it has sufficient funds in the relevant account to cover the amount of such filing fee.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 14th day of November, 2012.

SERVICENOW, INC.

By:	/s/ Frank Slootman
Frank Slootman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Slootman	President, Chief Executive Officer and Director	November 14, 2012
Frank Slootman	(Principal Executive Officer)

/s/ Michael P. Scarpelli	Chief Financial Officer	November 14, 2012
Michael P. Scarpelli	(Principal Financial Officer and Principal Accounting Officer)

/s/ Frederic B. Luddy	Chief Product Officer and Director	November 14, 2012
Frederic B. Luddy

*	Director	November 14, 2012
Paul V. Barber

*	Director	November 14, 2012
Ronald E.F. Codd

*	Director	November 14, 2012
Douglas M. Leone

*	Director	November 14, 2012
Jeffrey A. Miller

*	Director	November 14, 2012
Charles E. Noell, III

*	Director	November 14, 2012
William L. Strauss

*By: /s/ Michael P. Scarpelli	Attorney-in-Fact	November 14, 2012
Michael P. Scarpelli

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-1 (Registration No. 333-184674)).